Exhibit 4.2

CONSENT OF BARCLAYS CAPITAL CANADA INC.

We refer to the Valuation and Fairness Opinion (the “Valuation and Fairness Opinion”) dated July 22, 2014, which we prepared for the Special Committee of Bell Aliant Inc. (the “Company”) in connection with the offer being made by the Offeror to the holders of common shares of the Company, other than the Offeror and its affiliates. We consent to the inclusion of the summary of the Valuation and Fairness Opinion in the Offer and Circular, dated August 14, 2014, which in turn is included in the Registration Statement on Form F-8 of the Offeror, dated the date hereof and filed with the United States Securities and Exchange Commission. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Barclays Capital Canada Inc.

By

Name:	Trond Lossius
Title:	Managing Director

Toronto, Ontario

August 14, 2014